Exhibit 5.2

January 26, 2015

Chemung Financial Corporation

One Chemung Canal Plaza

Elmira, NY 14901

Re:	Chemung Financial Corporation Directors’ Compensation Plan and the Chemung Financial Corporation Directors’ Deferred Fee Plan

Ladies and Gentlemen:

We have served as counsel to Chemung Financial Corporation, a New York corporation (the “Company”), in connection with the registration by the Company of shares of Common Stock of the Company, par value $0.01 (the “Shares”) which may be issued by the Company pursuant to the Chemung Financial Corporation Directors’ Compensation Plan, and the Chemung Financial Directors’ Deferred Fee Plan (collectively, the “Directors’ Plans)” ) and the filing of a registration statement on Form S-8 relating to the Shares (the “Registration Statement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

As counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. The Directors’ Plans provide that non-employee directors of each of the Company and the Chemung Canal Trust Company (the “Bank”) may elect to defer receipt of fees payable to the directors pursuant to the terms of the Directors’ Plans. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates, as would an actual share of Common Stock. The Common Stock payable under the Directors’ Plans is paid to the director either at a specified age or time elected by the director, at the termination of the directors’ service with the Company and/or the Bank, or upon the occurrence of a change in control as defined in the Directors’ Plans.

By the express terms of the Directors’ Plans, the Plans potentially result in the deferral of income by directors for periods extending to the termination of their service on the boards of the Company and the Bank or beyond. Accordingly, the Directors’ Plans may be “employee pension benefit plans” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, as the Directors’ Plans are unfunded and maintained primarily for the purpose of providing deferred compensation to outside directors of the boards of the Company and the Bank, the Directors’ Plans are subject to Parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

The Directors’ Plans are not designed or operated with the purpose of satisfying the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Parts 1 and 5 of Title I of ERISA do no impose any specific written requirements on non-qualified deferred compensation arrangements such as the Directors’ Plans as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Directors’ Plans pursuant the written provisions thereof will not cause the Directors’ Plans to fail to comply with Parts 1 and 5 of Title 5 of ERISA.

On the basis of the foregoing, we are of the opinion that the provisions of the written documents constituting the Directors’ Plans comply with the requirements of ERISA pertaining to such provisions.

This opinion letter is issued as of the date hereof and is limited the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in law which may hereafter occur.

We hereby expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Hinman, Howard & Kattell, LLP